Exhibit 10.1

Extension of Consulting Agreement

This Extension of Consulting Agreement is made as of February 16, 2004, by and between TREX COMPANY, INC. and FERRARI CONSULTING, LLC.

The parties agree as follows:

1.    The parties entered into a Consulting Agreement dated as of March 17, 2003, and extended as of July 16, 2003 and October 16, 2003 (the “Consulting Agreement”). The parties desire that the Consulting Agreement be extended an additional four (4) months. Accordingly, the first and last sentence of Section 4 of the Consulting Agreement are amended to replace “February 16, 2004” with “June 16, 2004”.

2.    Subject to the amendment above, all of the terms of the Consulting Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date first set forth above.

TREX COMPANY, INC.

By:	/s/ Robert G. Matheny

Title:	Chief Executive Officer

FERRARI CONSULTING, LLC

By:	/s/ Andrew U. Ferrari

Title:	President